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                                                                   EXHIBIT 10.45


             RESCISSION AND TERMINATION AGREEMENT (the "Agreement")

     This Agreement is entered into this date by and between THE PORT OF CHELAN COUNTY, a Washington municipal corporation, (the "Port") and PACIFIC AEROSPACE ELECTRONICS, INC. a Washington corporation ("PAE") (individually a "Party" and collectively the "Parties").

                                    RECITALS

A. The Port has for some time been the owner and developer of industrial property at Olds Station in Wenatchee, Chelan County, Washington ("Industrial Park"), with a history and philosophy of not selling industrial (as opposed to retail or commercial) land, but rather controlling the real property itself and leasing it to businesses and industries.

B. In 1993, the Port and PAE became landlord and tenant, respectively, of a portion of the Industrial Park at Olds Station. Since that time, PAE has grown from a relatively small employer of less than thirty (30) people, to a major employer in Chelan County employing, at times, in excess of five hundred (500) people.

C. As a unique arrangement with PAE, and recognizing the expansion, growth, and family wage jobs supported by PAE, the Port made exception to its general philosophy and sold portions of its industrial land to PAE to support its expansion.

D. On January 15, 1999, the parties entered into a Real Estate Agreement (the "Contract") whereby the Port agreed to sell to PAE three parcels of land at the Industrial Park over a period of approximately three years.

E. PAE purchased the first of the 3 parcels ("Parcel 1") shortly after the Contract was executed.

F. By agreement formalized September 22, 1999, the parties agreed to extend periods for closing the purchase of the second of the 3 parcels ("Parcel 2") and the third of the 3 parcels ("Parcel 3") for a period of one year.

G. During the middle of 2000, PAE reexamined its position relative to acquiring ownership of land for its future improvements and advised the Port that it no longer felt compelled to acquire or own any of the 3 parcels of land identified in the Contract, including Parcel 1 it had initially purchased, suggesting that the parties undo the Contract arrangement and return to the status quo relative to the ownership of property, as it was prior to January 15, 1999.

H. The Port understood if it did not agree to the termination and rescission of the Contract and the repurchase of Parcel 1 from PAE, that PAE's choices would be somewhat limited and would result in PAE purchasing Parcel 2 and Parcel 3 and immediately placing all 3

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    parcels for sale, an event which would be inconsistent with the Port's general philosophy and goal.

I. The Port, desiring to keep control over the property in the Industrial Park area, consistent with its then practice of owning and leasing industrial land, agreed to purchase Parcel 1 from PAE for the amount initially paid by PAE plus the actual costs of usable improvements placed on Parcel 1 by PAE.

J. The intent of the parties was to rescind the Contract and return Parcel 1 to the Port for the amount paid to the Port by PAE plus PAE's actual out-of-pocket expenses for the costs of usable improvements, and to terminate the right of PAE to acquire Parcel 2 and Parcel 3, returning to PAE the remainder of the earnest money deposit.

K. In the interest of time, the parties memorialized and accomplished the return of Parcel 1 to the Port, by the Port purchasing Parcel 1, but did not memorialize or complete the termination of the balance of the Contract or the return of the earnest money to PAE.

L. The balance of the earnest money deposited by PAE pursuant to the contract, being One Hundred Thousand and No/100 Dollars ($100,000), has been earning interest which has accrued to and been reported as income for income tax purposes by PAE.

M. The Port has never exercised dominion or control over the earnest money and has never accounted for or shown the earnest money deposit as a Port asset. The Port agrees it was the intent of the parties to terminate PAE's right to purchase Parcels 2 and 3 and to return the earnest money to PAE in exchange therefor and in exchange for PAE returning Parcel 1 to the Port for the amount expended by PAE for the property.

N. The parties intend by this Agreement to complete the commitments made in 2000, by formally terminating the Contract and returning PAE's earnest money to PAE.

                                   AGREEMENT

1. Recitals. The foregoing recitals are incorporated herein as though fully set forth herein.

2. Rescission and Termination of Previous Agreement. The Real Estate Agreement between the parties dated January 15, 1999, and Addendum thereto, including the Addendum dated September 22, 1999, is rescinded and terminated effective August 1, 2000, to the extent not already performed by the parties at that time.

3. Previous Understanding and Agreement Memorialized. The parties understand and agree that this Agreement memorializes the previous understanding and agreement made by the parties to terminate and rescind the Contract, eliminating PAE's right to purchase Parcel 2 and Parcel 3 identified in the Contract and returning to PAE the balance of the earnest money deposit, plus any accumulated interest thereon earned from the earnest money deposit.

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4.  Taxable Income.  PAE has reported and shall report all taxable income generated from the earnest money deposit as income on PAE's income tax returns and shall be responsible for paying all taxes, costs and fees related to such earnest money deposit.

5. Balance of Earnest Money. The balance of the earnest money deposit plus earned interest, shall be paid to PAE promptly following the execution of this Agreement.

6. Reimbursement by PAE. As rescission of the Contract was initially requested by PAE, PAE shall reimburse the Port for, or pay directly, all costs and fees incurred by the Port involved with this Agreement including, without limitation, the costs and fees of document preparation.

7. All Matters Resolved. The execution of this Agreement resolves all matters related to the Contract and Parcels 1, 2 and 3 in a manner satisfactory to the parties. Each party releases the other from any and all liabilities and opportunities related to the Contract, including, without limitation, the right of PAE to complete the purchase of Parcels 2 and 3 and the right of the Port to have retained any earnest money deposit in the event the purchases of Parcels 2 and 3 were not closed within the agreed upon time in the Contract, as extended.

8. Entire Agreement. This Agreement contains the entire Agreement of the Parties hereto, and except for any Agreements or warranties otherwise stated in writing to survive the execution and delivery of this Agreement, supersedes all other previous understandings and agreements, written and oral, with respect to this transaction.

9. Savings Clause. Nothing in this Agreement shall be construed as to require any act contrary to law, and wherever there is any conflict between the provisions of this Agreement and any statute, law, public regulation or ordinance, the latter shall prevail, but in such event, the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

Date: 7-31-01                              Date: 7-27-01
      ------------------------------             -------------------------------

Port of Chelan County                      Pacific Aerospace & Electronics, Inc.

By:   /s/ Mark Urdahl                      By:   /s/ Donald A. Wright
      ------------------------------             -------------------------------
Name: Mark Urdahl                          Name: Donald A. Wright
Its:  Executive Director                   Its:  President & CEO


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